October 23, 1996



Mr. Thomas J. Prinzing
8237 Penstock Way
Manlius, NY  13104

Dear Mr. Prinzing:

               This letter updates, revises, and supersedes the letter agreement between Continental Information Systems Corporation (the "Company") and Thomas
J. Prinzing ("Prinzing") dated December 6, 1995, and sets forth the current agreement between the same parties with respect to certain severance and compensation matters.

               In consideration of Prinzing's serving in the office of President and Chief Executive Officer ("CEO"), the Company agrees as follows:


1.  Base Salary.

               Effective December 14, 1995, and for so long as Prinzing serves as CEO, Prinzing shall receive a base salary of $225,000 per year, or such greater amount as is approved by the Board of Directors.


2.  Severance.

               (a) Prinzing shall be entitled to receive the following severance benefits upon the occurrence of a Severance Event (as defined in Exhibit A): (1) a severance payment equal to eighteen (18) months base salary as in effect on the date of the Severance Event, payable, at Prinzing's option in a lump sum or in 18 equal monthly installments; (2) Continued Benefits (as defined in Exhibit
A) until the earlier of eighteen (18) months from the date of the Severance Event or the commencement by Prinzing of full time employment by another employer;

               (b) Prinzing shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment, nor, except as provided in Section 2(a) above, shall the amount or term of any payment or benefits provided for in this Agreement be reduced by any compensation or benefits earned by Prinzing as the result of employment by another employer after the Date of Termination (as defined in Exhibit A), or otherwise.

3.  General Provisions.

               (a) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and Prinzing's heirs and the personal representatives of Prinzing's estate.

               (b) Arbitration. Any disputes, controversies, or claims arising out of or related to this Agreement ("Disputes") shall be resolved by binding arbitration in accordance with the provisions of Exhibit B.

               (c) Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto; provided, however, that any such modification, amendment or waiver on the part of the Company shall have been previously approved by the Board. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement.

               (d) Tax Withholding. Payments to Prinzing of all compensation contemplated under this Agreement shall be subject to all applicable legal requirements with respect to the withholding of taxes and social security contributions.

               (e) Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

               (f) Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested. If addressed to Prinzing, the notice shall be delivered or mailed to Prinzing at the address first set forth above, or if addressed to the Company, the notice shall be delivered or mailed to Continental Information Systems Corporation, One Northern Concourse, North Syracuse, New York 13212, Attention:
Secretary, or such other address as the Company or Prinzing may designate by written notice at any time or from time to time to the other party. A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

               (g) Effect on Previous Agreements. This agreement supersedes the "change-in-control" agreement dated January 4, 1995, between Prinzing and the Company, all prior oral or written employment agreements between Prinzing and the Company, and all prior or contemporaneous negotiations, commitments, agreements, and writings with respect to the subject matter hereof; all such other negotiations, commitments, agreements, and writings will have no further force or effect; and the parties to any such other negotiation, commitment, agreement, or writing will have no further rights or obligations thereunder.

               (h) Counterparts. Either of the parties hereto may execute this Agreement in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

               (i) Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

               (j) Term. This agreement will expire one year from the date hereof, unless extended in writing by both parties hereto.

               If you are in agreement with the foregoing, please execute in the space provided below for your signature, whereupon this Agreement shall constitute a binding Agreement between Prinzing and the Company.


                                    CONTINENTAL INFORMATION SYSTEMS CORPORATION

                                    By:   /s/  JAMES P. HASSETT
                                          ---------------------
                                  Name:        James P. Hassett
                                           Authorized Signatory

ACCEPTED AND AGREED:

/s/ THOMAS J. PRINZING
    ------------------
    Thomas J. Prinzing
Date:  November 1, 1996

                                    EXHIBIT A

                   Definitions of Terms Relating to Severance


               1. Severance Event: Termination by the Company of Prinzing's employment other than for Cause, or resignation by Prinzing from the Company for Good Reason.

               2. Cause: Termination by the Company of Prinzing's employment upon (a) Prinzing's willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), or (b) Prinzing's willfully engaging in misconduct that is materially injurious to the Company, monetarily or otherwise. For purposes of this paragraph, no act, or failure to act, on Prinzing's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Prinzing shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Prinzing a copy of a Notice of Termination from the Board, after reasonable notice to Prinzing and an opportunity for him and his counsel to be heard before the Board, finding that in the good faith opinion of the Board he has engaged in conduct warranting termination for cause under clauses (a) and (b) above.

               3. Good Reason: Prinzing's resignation of his employment with the Company within 120 days following the occurrence of any of the following events:

                   (a)      Reduction  of  Prinzing's  annual base salary  below
                            $225,000;

                   (b) Without Prinzing's written consent and measured against his status as of December 14, 1995, the assignment to him of any duties at a level below his positions, duties, responsibilities, and status, or a reduction in his reporting responsibilities, titles, or offices, or any removal of him from or any failure to re-elect him to any such positions, except in connection with the termination of his employment for Cause, disability, or retirement or as a result of his death, or by him other than for Good Reason; or

                   (c) The Company (i) does not allow Prinzing to participate in any employee benefit plan on the same terms and conditions made available to other senior executive personnel, or (ii) unilaterally makes a materially adverse change in the economic terms of any incentive or bonus plan in which Prinzing is entitled to participate; provided, that the foregoing shall not restrict the Board's discretion to award bonuses, stock options, or other incentive compensation in such amounts as it determines;

In the event that Prinzing does not resign within 120 days of the occurrence of any of the foregoing events, his rights with respect to such Good Reason shall be deemed waived by Prinzing.

               4. Notice of Termination: A written notice which shall indicate the specific termination provision in this Agreement that is relied upon by the party terminating Prinzing's employment and which shall summarize the basis for termination of Prinzing's employment. Any purported termination by the Company for Cause, or Prinzing's resignation for Good Reason shall be communicated by Notice of Termination to the other party hereto.

               5. Date of Termination: (a) if Prinzing's employment is terminated for Cause, the date specified by the Company in the Notice of Termination, and (b) if Prinzing's employment is terminated by Prinzing for Good Reason, the date on which the Notice of Termination is given.

               6. Continued Benefits: The following benefits, which shall be maintained in full force and effect by the Company for the benefit of Prinzing and his surviving dependents for the applicable period: all life insurance, medical, health and accident, and disability plans, programs or arrangements in which Prinzing was entitled to participate immediately prior to the Severance Event, provided that Prinzing's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Prinzing's participation in any such plan or program is barred, the Company shall make reasonable efforts to obtain insurance for Prinzing that would provide him with benefits substantially similar to those which Prinzing is entitled to receive under such plans and programs, but the Company shall not provide those benefits directly if they cannot be obtained through insurance and shall not be obligated to pay premiums in excess of two (2) times the group rate previously paid on his behalf. Prinzing agrees that any such coverage will reduce the applicable period for which coverage might have to be offered under applicable federal or state laws. Nothing in this provision shall provide eligibility for bonuses, vacation, or pension or profit-sharing programs after the Severance Event, except as otherwise required by the generally-applicable terms of those programs.

                                    EXHIBIT B

                             Arbitration Provisions

               1. Any arbitration required under Section 3(b) of this Agreement shall be administered by the American Arbitration Association ("AAA"), and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"), as such Rules may be amended from time to time, with the hearing locale to be Syracuse, New York, unless some other location and/or arbitrator are chosen by mutual consent of the Company and Prinzing.

               2. A single neutral arbitrator shall preside over the arbitration and decide the Dispute (the "Decision"). The AAA shall use its normal procedures pursuant to the Rules for selection of an arbitrator.

               3. The Decision shall be binding, and the prevailing party may enforce such decision in any court of competent jurisdiction.

               4. The parties shall cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable and in this connection to furnish such documents and make available such persons as the Arbitrator may request.

               5. The parties have selected arbitration in order to expedite the resolution of Disputes and to reduce the costs and burdens associated with litigation. The parties agree that the Arbitrator should take these concerns into account when determining whether to authorize discovery and, if so, the scope of permissible discovery and other hearing and pre-hearing procedures.

               6. Without limiting any other remedies that may be available under applicable law, the Arbitrator shall have no authority to award punitive damages.

               7. The Arbitrator shall render a Decision within ninety (90) days after accepting an appointment to serve as Arbitrator unless the parties otherwise agree or the Arbitrator makes a finding that a party has carried the burden of showing good cause for a longer period.

               8. All proceedings and decisions of the Arbitrator shall be maintained in confidence, to the extent legally permissible, and shall not be made public by any party or any Arbitrator without the prior written consent of all parties to the arbitration, except as may be required by law.

               9. Each party shall bear its own costs and attorneys' fees, and the parties shall equally bear the fees, costs, and expenses of the Arbitrator and the arbitration proceedings; provided, however, that the Arbitrator may exercise discretion to award costs, but not attorneys' fees, to the prevailing party.